                                                                      EXHIBIT 21


                              SUBSIDIARIES OF PPOL


o        AJOL Co., Ltd., a Japanese corporation

o        Gatefor, Inc., a Japanese corporation (disposed on March 31, 2005)

o        K.K. U Service, a Japanese corporation (merged into AJOL on December
         28, 2005)